Exhibit 99.1

For Immediate Release	Contact:	Todd Atenhan
727-450-8000
727-723-0444 (Fax)
investor.relations@CRYO-CELL.com

CRYO-CELL International, Inc. Reports Results For Fourth Quarter And Fiscal 2003

Company Reports Increased Revenues, Higher Gross Margins, Strong Cash Position and

Continued Progress on Business Goals

Clearwater, FL – March 1, 2004 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”) today announced consolidated revenues of $2.5 million for the fourth quarter ended November 30, 2003, compared to $1.8 million for the same quarter during 2002. The Company’s consolidated revenues for the full year ended November 30, 2003 were $7.6 million, compared to $6.7 million for 2002. The 39% increase in revenues for the fourth quarter year over year resulted principally from the impact of price increases to the Company’s enrollment and processing fees in May and September 2003, partially offset by a reduction in new specimens processed. The Company’s gross margin was 72.3% in the fourth quarter of 2003, compared to 63% in the same period in 2002.

The Company reported a consolidated net loss of $7.5 million, or $.66 per share, for fiscal 2003, compared to a net loss of $6.0 million, or $0.53 per share, in fiscal 2002. Despite increased revenues in fiscal 2003, the increase in the net loss over 2002 was attributable to an increase in marketing, general and administrative expenses and certain other items. This increase is primarily the result of an increase in legal fees of approximately $965,000; marketing, general and administrative expenses of Stem Cell Preservation Technologies, a consolidated subsidiary, of approximately $635,000 in 2003 compared with $584,000 in 2002; and a number of charges to income in the fourth quarter: an accrual of $1,103,000 for the judgment in the previously announced Pharmastem litigation, for which post-trial motions are pending and an appeal is likely; the write-off of a deferred consulting agreement asset in the amount of approximately $1,288,000; an impairment charge of $771,000 relating to the decision to discontinue further investment in and utilization of the Company’s proprietary storage technology; an impairment charge of approximately $740,000 relating to the investment in its European licensee; and a $616,000 reduction in the carrying value of the Company’s investment in Saneron CCEL Therapeutics, Inc.

The Company’s losses in 2003 and 2002 related in large part to the legacy of the Company’s decisions in prior years to engage in a number of business activities outside of its core business area, such as development of cellular storage systems, development of new business enterprises and international investments. Much of the losses in 2003 and 2002 resulted from impairment of assets related to the non-core businesses and expenses of these non-core businesses, although there were also significant litigation expenses in these periods that related to the core business such as patent and license litigation. On February 17, 2004, the Company settled its lawsuit against CRYO-CELL Europe, N.V., now known as Life Sciences Group, NV (“CCEU”), and its affiliate CRYO-CELL Switzerland AG, now known as Life Sciences AG (collectively, “Life Sciences”), which was pending in the Circuit Court of the Sixth Judicial District in the state of Florida. The Company cannot provide assurance that litigation expenses can be reduced in the near future.

Going forward, the Company intends to continue its concerted focus on its core business of marketing its storage program for umbilical cord (U-Cord™ ) blood stem cells and on launching new related services. The Company will concentrate its resources on operational expansion and market development with emphasis on new client enrollments in the U.S. In January 2004 CRYO-CELL’s Board of Directors approved management’s decision to terminate further investment and utilization of its proprietary storage technology. As a result of this strategic business decision, all client specimens are currently stored in commercially available cryogenic storage units. Additionally, as a result of termination of the investment and utilization of its proprietary storage technology, the Company has requested that it be declassified as a medical device manufacturer by the United States Food and Drug Administration (“FDA”).

“The Company continues to make progress towards resolving a number of very difficult issues left as a legacy from prior business dealings, including several legal actions and other issues involving assets outside the core business,” said Mercedes Walton, CRYO-CELL’s Chairman and interim Chief Executive Officer. “CRYO-CELL’s decision to terminate further investment and utilization of proprietary storage technology, for example, will allow the Company to focus exclusively on its accelerating industry leadership and core competence in stem cell preservation services as well as capital expansion.

“In the fourth quarter, we were pleased to see part of the impact of our 2003 price increases on revenues and gross margins. We expect to see continued revenue growth and expansion of stem cell preservation services that are anticipated to favorably impact earnings. The 2003 realignment of strategic priorities and resources on CRYO-CELL’s core business resulted in certain necessary adjustments to the Company’s balance sheet. CRYO-CELL currently has a strong cash position, no debt and continues to make progress in stemming losses beyond our core business. We expect the Company’s financial results to reflect positive improvement in the coming periods.”

About CRYO-CELL International Inc.

Based in Clearwater, Florida, CRYO-CELL is the world’s largest U-CordTM stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. CRYO-CELL is accredited by the American Association of Blood Banks (AABB).

CRYO-CELL is a publicly traded company. OTCBB Symbol … C C E L. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.

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